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                                                                  EXECUTION COPY

                             CONTRIBUTION AGREEMENT


                  This CONTRIBUTION AGREEMENT (the "Agreement") is entered into as of September 29, 2000 by and between Reuters Holdings Switzerland SA, a corporation organized under the laws of Switzerland ("RHSSA") and Instinet Group LLC, a limited liability company organized under the laws of Delaware ("IGL") (each, a "Party" and, collectively, the "Parties").

                  WHEREAS, RHSSA desires to contribute to IGL, and IGL desires to acquire from RHSSA, all of RHSSA's interest in twelve thousand (12,000) shares of common stock, $1.00 par value per share (the "II(B)L Shares"), of Instinet Investments (Bermuda) Ltd., a corporation organized under the laws of Bermuda and a wholly-owned subsidiary of RHSSA ("II(B)L"), such shares constituting the entire outstanding equity of II(B)L;

                  WHEREAS, in consideration for such contribution, IGL shall issue, sell and deliver to RHSSA one million six hundred seventy nine thousand three hundred thirty five (1,679,335) Shares of Common Stock (as such term is defined in IGL's Amended and Restated Limited Liability Company Operating Agreement (the "Operating Agreement")) of IGL (the "IGL Units"), as more fully described in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the respective premises, mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  1.1. Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

                  "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Authority or any arbitration or mediation tribunal.

                  "Aggregate IGL Concluded Value" has the meaning set forth in
Section 2.3(b) hereof.

                  "Agreement" has the meaning set forth in the preamble.

                  "Authority" means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

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                  "Concluded Value" has the meaning set forth by Houlihan Lokey
Howard & Zukin in their report, dated September 25, 2000, on the valuation of the business of RC Corp as of April 30, 2000.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder from time to time.

                  "IFI Contribution Agreement" has the meaning set forth in
Section 2.3(a).

                  "IGL" has the meaning set forth in the preamble.

                  "IGL Units" has the meaning set forth in the preamble.

                  "IHLtd Contribution Agreement" has the meaning set forth in
Section 2.3(a).
                  "II(B)L" has the meaning set forth in the preamble.

                  "II(B)L Shares" has the meaning set forth in the preamble.

                  "Indemnified Party" has the meaning set forth in Section
4.4(a).
                  "Indemnifying Party" has the meaning set forth in Section 4.4(a).

                  "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                  "Operating Agreement" has the meaning set forth in the preamble.
                  "Parties" has the meaning set forth in the preamble.

                  "Party" has the meaning set forth in the preamble.

                  "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Authority.

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                  "RC Corp" means Reuters C Corp. (formerly "Instinet
Corporation"), a Delaware corporation.

                  "RC Corp July 31 Agreements" means the Asset Contribution Agreement, dated as of July 31, 2000, by and between RC Corp and IGL, together with the Contribution Agreement, dated as of July 31, 2000, by and between RC Corp and IGL.

                  "Report" has the meaning set forth in Section 2.3(b).

                  "RHSSA" has the meaning set forth in the preamble.

                  "Self-Regulatory Organization" has the meaning set forth in section 3(a)(26) of the Exchange Act.

                  "Shares of Common Stock" has the meaning set forth in the Operating Agreement.

                  "Subscription Agreement" has the meaning set forth in Section 2.3(a).

                                   ARTICLE II

                                   THE CLOSING

                  2.1 Transfer of II(B)L Shares. RHSSA hereby contributes the II(B)L Shares to IGL.

                  2.2 Consideration for II(B)L Shares. In consideration for the contribution by RHSSA of the II(B)L Shares, concurrently with the execution of this Agreement, IGL is issuing the IGL Units to RHSSA. Schedule A and Schedule B of the Operating Agreement will be amended to reflect the issuance.

                  2.3 IGL Units Adjustment. (a) The Parties acknowledge that for the purposes of the closing under this Agreement, the value of the II(B)L Shares has been estimated to be $27,400,000 based on the value of such shares as of April 30, 2000. The Parties further acknowledge that (i) pursuant to the Subscription Agreement between RHSSA and IGL, dated as of July 31, 2000 (the "Subscription Agreement"), RHSSA subscribed and paid for 10,064,564 IGL Units,
(ii) pursuant to the Contribution Agreement between RHSSA and IGL, dated as of the dated hereof (the "IHLtd Contribution Agreement"), RHSSA is making additional contributions to IGL, (iii) pursuant to the RC Corp July 31 Agreements, RC Corp has made certain contributions to IGL and (iv) pursuant to the Contribution Agreement between RC Corp and IGL, dated as the date hereof, (the "IFI Contribution Agreement"), RC Corp is making additional contributions to IGL. The Parties further acknowledge that it is their intention that following the contributions made pursuant hereto and pursuant to the IHLtd Contribution Agreement and the IFI Contribution Agreement, the allocation of IGL Units between RC Corp and RHSSA is to represent the percentage of the value of IGL, as of September 30, 2000, contributed to IGL by each of RC Corp and RHSSA.

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                  (b) In accordance with the foregoing, as soon as practicable after the date hereof, and in any event no later than thirty (30) days following the date hereof, the Parties shall cause Houlihan Lokey Howard & Zukin (or such other company agreed upon by both Parties) to prepare a valuation summary (the "Report") setting forth the aggregate Concluded Value of IGL as of September 30, 2000 (the "Aggregate IGL Concluded Value").

                  (c) If the percentage of the IGL Units held by RHSSA as of September 30, 2000, represents less than the percentage of the Aggregate IGL Concluded Value contributed to IGL by RHSSA, as reflected in the Report, IGL shall issue to RHSSA additional IGL Units such that the IGL Units issued to RHSSA hereunder, together with the IGL Units held by RHSSA as of the date hereof and the IGL Units issued to RHSSA pursuant to the IFI Contribution Agreement, represent a percentage of the outstanding IGL Units equal to the percentage of the Aggregate IGL Concluded Value contributed to IGL by RHSSA, as reflected in the Report.

                  (d) If the percentage of the IGL Units held by RHSSA as of September 30, 2000, represents more than the percentage of the Aggregate IGL Concluded Value contributed to IGL by RHSSA, as reflected in the Report, the IGL Units previously issued to RHSSA shall be reduced (by canceling certain of such IGL Units) such that the IGL Units held by RHSSA, as reduced, represent a percentage of the outstanding IGL Units equal to the percentage of the Aggregate IGL Concluded Value contributed to IGL by RHSSA, as reflected in the Report.

                                  ARTICLE III

                                    COVENANTS

                  3.1 Documents Relating to Transfers of II(B)L Shares and IGL Units. In furtherance of the contribution of the II(B)L Shares and the issuance of the IGL Units, simultaneously with the execution and delivery hereof, or as promptly as practicable thereafter, RHSSA and IGL shall each execute and deliver such bills of sale and stock powers and other instruments of transfer, conveyance, assignment and assumption as and to the extent necessary to evidence the transfer of all of RHSSA's right, title and interest in and to the II(B)L Shares to IGL and the vesting of all of the right, title and interest in and to the IGL Units to RHSSA.

                  3.2 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                 INDEMNIFICATION

                  4.1 Indemnification By IGL. IGL shall indemnify, defend and hold harmless RHSSA and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising

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out of or resulting from the breach of any representation, warranty, covenant or agreement by IGL contained in this Agreement.

                  4.2 Indemnification By RHSSA. RHSSA shall indemnify, defend and hold harmless IGL and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from the breach of any representation, warranty, covenant or agreement by RHSSA contained in this Agreement.

                  4.3 Consequential Damages. Except as provided in the following sentence, in no event shall any indemnity pursuant to Section 4.1 or Section 4.2 include any incidental, consequential, indirect, special or punitive damages. However, any indemnity pursuant to Section 4.1 or Section 4.2 shall include any such incidental, consequential, indirect, special or punitive damages recovered by any third party pursuant to a claim against an Indemnified Party (as defined below).

                  4.4 Defense of Claims. All rights of a Party to indemnification under this Article IV shall be asserted and resolved as follows:

                  (a) Promptly after receipt by a Party entitled to indemnification under Section 4.1 or Section 4.2 (an "Indemnified Party") of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Party to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is actually prejudiced thereby.

                  (b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article IV for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the

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Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

                  (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of its rights under Section 4.1 or Section 4.2.

                  4.5 Survival of Indemnities. The rights and obligations of each the Parties under this Article IV shall survive the closing of the transactions contemplated hereby and the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities.

                                   ARTICLE V

                                  MISCELLANEOUS

                  5.1 Counterparts; Entire Agreement; Corporate Power.

                  (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

                  (b) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

                  (c) Each of RHSSA and IGL represents on behalf of itself as follows:

                      (i) such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

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                      (ii) this Agreement has been duly executed and delivered
by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

                  5.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT,
ENFORCEABILITY, PERFORMANCE AND REMEDIES.

                  5.3 Submission to Jurisdiction. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. Section 1441.

                  5.4 Assignability. Except as set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto.

                  5.5 Third Party Beneficiaries. Except as provided in Section 5.4, the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  5.6 Notices. Any and all notices or other communications permitted or required to be delivered or given under this Agreement shall be in writing and signed by the Party giving such notice or other communication and shall be sent by telecopy or similar means of simultaneous transmission and receipt or shall be delivered personally, or sent by registered or certified mail, postage prepaid and addressed as follows:

         If to RHSSA, to:           Reuters Holdings Switzerland SA
                                    153 Route de Thonon
                                    1245 Collonge-Bellerive, Geneva
                                    Switzerland
                                    Attn:  Ian Kleinman
                                    Fax:  44-22-718-2697

         If to IGL, to:             Instinet Group LLC
                                    875 Third Avenue
                                    New York, NY  10022
                                    Attn:  Paul Merolla, Esq.
                                    Fax:  (212) 759-4016

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In the case of personal delivery, the date of personal delivery or, in the case of telecopy or similar means of simultaneous transmission and receipt, the date of transmission or, in the case of mailing, the date of receipt, as the case may be, shall be the date of the delivery or giving of such notice. Any Party may, by notice to the other Party, change the address to which such notices are to be given.

                  5.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

                  5.8 Expenses. Except as provided in Article IV, each of the Parties shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                  5.9 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

                  5.10 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

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                                   SIGNATURES

                  IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above.


Reuters Holdings Switzerland SA



By:
  ----------------------------------
Name:  Ian Kleinman
Title:  Director


Instinet Group LLC



By:
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Name:
Title: